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                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

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                                CELERITEK, INC.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            CELERITEK AFFIRMS SOUND CORPORATE GOVERNANCE PRINCIPLES

                          RESPONDS TO DISSIDENT GROUP

For Further Information:
Peggy Smith                             Barrett Godsey
Celeritek                               Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060                          (212) 355-4449

For Immediate Release

SANTA CLARA, Calif., March 31, 2003 - Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, issued the following statement in response to a press release issued today by a dissident shareholder group, which calls itself the Celeritek Shareholder Protective Committee:

     "We at Celeritek are committed to sound corporate governance principles.
     In fact, Celeritek ranks among the top 10% of all companies in the Institutional Shareholder Services "Cgquniverse Index" - even before taking into account the recent initiatives implemented by our Board to further strengthen Celeritek's corporate governance. Institutional Shareholder Services is widely recognized as the leading independent proxy advisory firm in the nation.

     We believe that the dissident group is simply wrapping itself in the corporate governance flag in order to advance its own agenda, at the expense of all other Celeritek shareholders. In fact, two of the dissident group's own nominees sit on Boards that have corporate governance provisions far less favorable to shareholders than Celeritek's, such as charter provisions that deprive shareholders of their right to call a special meeting and that classify the Board to prevent the annual election of all directors.

     The Celeritek Board is focused on building value. As previously announced, Celeritek has retained Lehman Brothers, as its financial advisor, and Wilson Sonsini Goodrich & Rosati, as its outside legal counsel, to assist Celeritek in exploring means by which the company can enhance shareholder value and to advise the Celeritek Board regarding recent shareholder proposals.

     The Celeritek Board will continue to take the steps that it believes are in our shareholders' best interest."

ABOUT CELERITEK

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

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                                     Page 2

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding Celeritek's efforts to explore means by which the company can enhance shareholder value. These forward-looking statements represent Celeritek's expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties, including the possibility that Celeritek's efforts may not successfully enhance shareholder value.

ADDITIONAL INFORMATION

Certain shareholders of Celeritek have notified the company that they are calling a special meeting of shareholders to consider and vote on a proposal to remove the current members of the Celeritek board of directors and replace them with shareholder nominees. Celeritek may file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies for the special meeting for the purpose of re-nominating and electing its current directors at the special meeting. CELERITEK SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, IF AND WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Celeritek shareholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission's web site located at www.sec.gov. Celeritek shareholders also will be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Celeritek Investor Relations. If Celeritek solicits proxies for the special meeting, all of the Celeritek directors will be deemed to be participants in Celeritek's solicitation of proxies, and certain of the executive officers of Celeritek may be deemed to be participants in Celeritek's solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in Celeritek's solicitation of proxies will be set forth in the proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.